Exhibit 10.2

AMENDMENT NO. 1 TO PARTICIPATION AGREEMENT

THIS AMENDMENT NO. 1, dated as of August 4, 2010 (this “Amendment”) to the Participation Agreement, effective as of August 1, 2008 (the “Agreement”), is entered into among Carrizo (Marcellus) LLC, a Delaware limited liability company (“Carrizo”), Carrizo Oil & Gas, Inc., a Texas corporation (“COGI” and, together with Carrizo, the “Carrizo Parties”), Avista Capital Partners II, L.P., a Delaware limited partnership (“Avista”), and ACP II Marcellus LLC, a Delaware limited liability company (“Investor LLC” and, together with Avista, the “Avista Parties”).  In this Agreement, Carrizo, COGI, Avista and Investor LLC are collectively referred to as the “Parties” and each as a “Party.”

RECITALS:

A.           The Carrizo Parties and Investor LLC entered into the Agreement, among other things, to dedicate their respective interests in certain Oil and Gas Interests for the mutual benefit of Carrizo and Investor LLC.

B.           Concurrently with the execution of this Amendment, the Carrizo Parties and Investor LLC are entering into purchase and sale agreements providing for the sale by them to Reliance Marcellus II, LLC (“Reliance”) of a substantial portion of the Properties.

C.           The Parties desire to amend the Agreement in connection with the transactions with Reliance, including with respect to the Participation and Development Agreement to be entered into by Carrizo and Reliance in connection with the closing of sale of Carrizo’s interests in certain Properties to Reliance.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

SECTION 1.  DEFINITIONS.

(a) Capitalized terms used but not defined in this Amendment have the meanings given to them in the Agreement.

(b) Article 1 of the Agreement is amended by deleting the following defined terms therefrom:  Equity Purchase Rights, Equity ROFR Initiator, Qualifying Equity Interests, Qualifying Equity Transfer and Selling Member.

(c) Article 1 of the Agreement is further amended by adding the following defined terms:

“Carrizo-Reliance Purchase and Sale Agreement” means the Purchase and Sale Agreement among the Carrizo Parties, Monument Exploration, LLC, Reliance and Reliance Holding USA, Inc. dated as of August 2, 2010.

“Investor LLC-Reliance Purchase and Sale Agreement” means the Purchase and Sale Agreement among Investor LLC, Reliance and Reliance Holding USA, Inc. dated as of August 2, 2010.

“Reliance Purchase and Sale Agreements” means the Carrizo-Reliance Purchase and Sale Agreement and the Investor LLC-Reliance Purchase and Sale Agreement.

(d) The definition of “Permitted Pledge” is amended by deleting the reference to Section 4.2(b) therefrom.

SECTION 2.  AMENDMENTS.

(a) Section 3.1 of the Agreement is amended by adding the following provision to the end of such section:

Following the Closing (as defined respectively in each Reliance Purchase and Sale Agreement) pursuant to the Reliance Purchase and Sale Agreements and subject to Section 3.3, Net Cash Flow From Production shall be allocated between Investor LLC and Carrizo pursuant to Section 3.1(c).

(b) Section 3.2 of the Agreement is amended by adding the following provision to the end of such section:

Following the Closing (as defined respectively in each Reliance Purchase and Sale Agreement) pursuant to the Reliance Purchase and Sale Agreements and subject to Section 3.3, proceeds received from the Transfer of any Oil and Gas Interest in the Properties shall be allocated between Investor LLC and Carrizo pursuant to Section 3.2(c).

(c) Section 3.3 of the Agreement is amended by adding the following provisions to the end of such section:

Proceeds from any Transfer of Oil and Gas Interests in the Properties by Investor LLC under the Investor LLC-Reliance Purchase and Sale Agreement shall be allocated 100% to Investor LLC.  Proceeds from any Transfer of Oil and Gas Interests in the Properties by Carrizo under the Carrizo-Reliance Purchase and Sale Agreement shall be allocated 100% to Carrizo.  Following the Closing (as defined respectively in each Reliance Purchase and Sale Agreement), Investor LLC agrees to pay, from the proceeds received pursuant to the Investor LLC-Reliance Purchase and Sale Agreement, Carrizo any outstanding obligations of Investor LLC owed to Carrizo or its Affiliates under the Operating Agreement within five (5) Business Days of Investor LLC’s receipt of invoices (together with reasonable supporting documentation) therefor from Carrizo.

(d) Sections 4.1(a), 4.1(b) and 4.3(b) of the Agreement are amended by deleting the references to Section 4.2(b) therefrom.

(e)           The following provision is added to Section 4.1(a):

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If, following the Closing (as defined respectively in each Reliance Purchase and Sale Agreement), all or substantially all of Carrizo’s Oil and Gas Interests in the Properties are transferred to an Affiliate, the Parties agree in connection therewith to reinstate a mutual right of first refusal with respect to the equity interests in such transferee and Investor LLC similar to that in Section 4.2(b) of the Agreement, as it existed prior to this Amendment.

(f)           Section 4.2(b) of the Agreement is deleted.

SECTION 3.  TERMINATION OF THE RELIANCE PURCHASE AND SALE AGREEMENTS.  If, prior to the Closing (as defined respectively in each Reliance Purchase and Sale Agreement), the Reliance Purchase and Sale Agreements are terminated for any reason, this Amendment shall automatically be deemed null and void, and of no further force and effect, without the need for further act or evidence.

SECTION 4.  EFFECT ON THE AGREEMENT.  Except as specifically provided above, the Agreement shall continue to be in full force and effect.

SECTION 5.  COUNTERPARTS.  This Amendment may be executed in counterparts, and by different Parties in separate counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute one amendment.

SECTION 6.  GOVERNING LAW.  This Amendment and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas, USA without regard to principles of conflicts of Laws.

 [Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

ACP II MARCELLUS LLC	CARRIZO OIL & GAS, INC.

By: ACP II AMS LP,
its Manager	By: /s/Paul F. Boling
Paul F. Boling
By: Avista Capital Partners II, L.P.,	Vice President, Chief Financial
its General Partner	Officer and Secretary

By: Avista Capital Partners II GP, LLC	CARRIZO (MARCELLUS) LLC
its General Partner

By: /s/Robert L. Cabes, Jr.	By: /s/Paul F. Boling
Robert L. Cabes, Jr.	Paul F. Boling
Partner	Vice President, Chief Financial
Officer and Secretary
AVISTA CAPITAL PARTNERS II, L.P.

By: Avista Capital Partners II GP, LLC,
its General Partner

By: /s/Robert L. Cabes, Jr.
Robert L. Cabes, Jr.
Partner